                                                                Exhibit 23

                   Letterhead of Kenny S&P Evaluation Services
                      (a division of J.J. Kenny Co., Inc.)

                                 November 29, 2001

Prudential Investment Management Services LLC
100 Mulberry Street
Gateway Center Three
Newark, New Jersey 07102


                           Re:      National Municipal Trust
                                    Post-Effective Amendment No. 5
                                    Series 186____________________

Gentlemen:

     We have examined Registration Statement File No. 33-54697 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the Evaluation Report.

     You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                                    Sincerely,


                                                    Frank A. Ciccotto
                                                    Frank A. Ciccotto
                                                    Vice President